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                       January 28, 2021

       Qing Pan
       Chief Financial Officer
       Noah Holdings Limited
       Building 2
       1687 Changyang Road
       Shanghai 200090, People   s Republic of China

                                                        Re: Noah Holdings
Limited
                                                            Form 20-F for the
fiscal year ended December 31, 2019
                                                            Filed April 24,
2020
                                                            File No. 001-34936

       Dear Mr. Pan:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Finance